LINEAR TECHNOLOGY CORPORATION

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between [NAME] (“Executive”) and Linear Technology Corporation (the “Company”), effective as of [DATE] (the “Effective Date”).

RECITALS

1. The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its stockholders (i) to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat, or occurrence of a Change of Control and (ii) to provide Executive with an incentive to continue Executive’s employment prior to a Change of Control and to motivate Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

2. The Committee believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment under certain circumstances.  These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

3. Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement.  This Agreement will have a term of three (3) years commencing on the Effective Date (the “Term”) and any obligations of the Company hereunder will lapse upon the completion of the Term.  Notwithstanding the foregoing provisions of this paragraph, (a) if a Change of Control occurs when there are fewer than twenty-four  (24) months remaining during the Term, the term of this Agreement will extend automatically through the date that is twenty-four  (24) months following the effective date of the Change of Control, or (b) if an initial occurrence of an act or omission by the Company constituting the grounds for “Good Reason” in accordance with Section 6(i) hereof has occurred (the “Initial Grounds”), and the expiration date of the Cure Period (as such term is used in Section 6(i)) with respect to such Initial Grounds could occur following the expiration of the Term, the term of this Agreement will extend automatically through the date that is ninety  (90) days following the expiration of the Cure Period, but such extension of the term will only apply with respect to the Initial Grounds.  If Executive becomes entitled to benefits under Section 3 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

4. At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law.  As an at-will employee, either the Company or Executive may terminate the employment relationship at any time, with or without Cause.

5. Severance Benefits.

(a) Termination without Cause or Resignation for Good Reason During the Change of Control Period.  If the Company terminates Executive’s employment with the Company without Cause (and not by reason of Executive’s death or Disability) or if Executive resigns from such employment for Good Reason, and, in either case, such termination occurs during the Change of Control Period, then subject to Section 4, Executive will receive the following:

(i) Accrued Compensation.  The Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements when legally required.

(ii) Severance Payment.  Executive will receive a lump-sum payment (less applicable withholding taxes) equal to one hundred percent (100%) of Executive’s annual base salary as in effect immediately prior to Executive’s termination date (or if the termination is due to a resignation for Good Reason based on a material reduction in base compensation, then Executive’s annual base salary in effect immediately prior to such reduction) or, if greater, at the level in effect immediately prior to the Change of Control.

(iii) Bonus Payment. Executive will receive a lump-sum payment (less applicable withholding taxes) equal to one hundred percent (100%) of the Bonus Amount.

(iv) COBRA Payment.  If Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, the Company will reimburse Executive for the premiums necessary to continue group health insurance benefits under COBRA for Executive and Executive’s eligible dependents until the earlier of (A) a period of twelve (12) months from the date of Executive’s termination of  employment, (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans or (C) the date upon which Executive ceases to be eligible for coverage under COBRA (such reimbursements, the “COBRA Premiums”).  However, if the Company determines in its sole discretion that it cannot pay the COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), multiplied by twelve (12), which payment will be made regardless of whether Executive elects COBRA continuation coverage.  For the avoidance of doubt, the taxable payments in lieu of COBRA Premiums may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

(v) Accelerated Vesting of Equity Awards.    Seventy-five percent (75%) of Executive’s then unvested Equity Awards will become vested in full and in the case of stock options and stock appreciation rights, will become exercisable.  In the case of Equity Awards with performance-based vesting,  all performance goals and other vesting criteria will be treated as set forth in Executive’s Equity Award agreement governing such Equity Award.

(b) Termination Outside of the Change of Control Period; Voluntary Resignation; Termination for Cause.  If Executive’s employment with the Company terminates (i) for any reason outside of the Change of Control Period; (ii) voluntarily by Executive (other than for Good Reason during the Change of Control Period); or (iii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits, except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(c) Disability; Death.  If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to Executive’s death, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

(d) Exclusive Remedy.  In the event of a termination of Executive employment as set forth in Section 3(a) of this Agreement, the provisions of Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses).  Executive will be entitled to no benefits, compensation or other payments or rights upon a termination of employment other than those benefits expressly set forth in Section 3 of this Agreement.

6. Conditions to Receipt of Severance; No Duty to Mitigate

(a) Release of Claims Agreement.  The receipt of any severance payments or benefits (other than the accrued compensation set forth in Section 3(a)(i)) pursuant to this Agreement is subject to Executive executing and not revoking the separation agreement and release of claims set forth as Exhibit A hereto (the “Release” and such requirement, the “Release Requirement”), which must become effective and irrevocable no later than sixty (60) days following Executive’s termination of employment (the “Release Deadline”).    Any severance payments or benefits under this Agreement will be paid on, or, in the case of installments, will not commence until the first regularly scheduled payroll date following the date the Release becomes effective and irrevocable (the “Release Effective Date”), or, if later, such time as required by Section 4(c)(iii).  Any installment payments that would have been made to Executive prior to the Release Effective Date but for the preceding sentence will be paid to Executive on the first regularly scheduled payroll date following the Release Effective Date and the remaining payments will be made as provided in this Agreement.  If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement.  In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.

(b) Confidential Information and Invention Assignment Agreements.  Executive’s receipt of any payments or benefits under Section 3 (other than the accrued compensation set forth in Section 3(a)(i)) will be subject to Executive continuing to comply with the terms of the Confidential Information and Invention Assignment Agreement previously entered into between the Company and Executive, as such agreement may be amended from time to time.

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A‑1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.  In no event will Executive have discretion to determine the taxable year of payment of any Deferred Compensation Separation Benefits.

(ii) It is intended that none of the severance payments under this Agreement will constitute Deferred Compensation Separation Benefits but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 4(c)(iv) below or resulting from an involuntary separation from service as described in Section 4(c)(v) below.

(iii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Compensation Separation Benefits, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

(v) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

(vi) The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A.    In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.

7. Limitation on Payments.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits under Section 3 will be either:

(a) delivered in full, or
(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: reduction of cash payments; cancellation of Equity Awards granted “contingent on a change in ownership or control” within the meaning of Code Section 280G; cancellation of accelerated vesting of Equity Awards; and reduction of employee benefits.  In the event that acceleration of vesting of Equity Award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s Equity Awards.  In no event will the Executive have any discretion with respect to the ordering of payment reductions.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants immediately prior to a Change of Control or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company.  For purposes of making the calculations required by this Section 5, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section.  The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 5.

8. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
(a) Bonus Amount. “Bonus Amount” means the greatest of:

(i) the average Performance Bonus earned by Executive for the bonus periods ending during the twenty-four (24)-month period ending on the Termination Bonus Period End Date, with such average determined on an annualized basis,

(ii) the average Performance Bonus earned by Executive for the bonus periods ending during the twenty-four (24)-month period ending on the COC Bonus Period End Date, with such average determined on an annualized basis,  and

(iii) Executive’s annualized target Performance Bonus opportunity for the bonus period in effect at the time of Executive’s termination (or if the termination is due to a resignation for Good Reason based on a material reduction in base compensation, then Executive’s annualized target Performance Bonus opportunity as of immediately prior to such reduction).

Notwithstanding the foregoing, if Executive has not held the position in the Company that he or she holds as of the Effective Date (the “Reference Position”) or a higher position in the Company assumed after the Effective Date for the entire duration of the twenty-four (24)-month period ending on the Termination Bonus Period End Date, references in the definition of “Bonus Amount” to:

(x)the “twenty-four (24)-month period ending on the Termination Bonus Period End Date” will instead refer to the shorter period of time ending on the Termination Bonus Period End Date in which the Executive held the Reference Position (or a higher position in the Company assumed after the Effective Date), and

(y)the “twenty-four (24)-month period ending on the COC Bonus Period End Date” will instead refer to such twenty-four (24)-month period or, if shorter, the period of time ending on the COC Bonus Period End Date in which the Executive held the Reference Position (or a higher position in the Company assumed after the Effective Date).

(b) Cause.  “Cause”  means (i) an act of personal dishonesty taken by Executive in connection with his or her responsibilities as an employee and intended to result in substantial personal enrichment of Executive; (ii) Executive being convicted of, or entering a plea of nolo contendere or guilty to, a felony; (iii) a willful act by Executive which constitutes gross misconduct and which is injurious to the Company; or (iv) following delivery to Executive of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that Executive has not substantially performed his or her duties, continued violations by Executive of Executive’s obligations to the Company which are demonstrably willful and deliberate on Executive’s part.

(c) Change of Control. “Change of Control” means the occurrence of any of the following events:

(i) Change in Ownership of the Company.  A change in the ownership of the Company, which is deemed to occur on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; or

(ii) Change in Effective Control of the Company.  A change in the effective control of the Company, which is deemed to occur on the date that a majority of members of the Board is replaced during any twelve (12)-month period by directors whose appointment or election was not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets.  A change in the ownership of a substantial portion of the Company’s assets, which is deemed to occur on the date that any Person acquires (either is one transaction or in multiple transactions over the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.  For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of the above sections, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.

(d) Change of Control Period. “Change of Control Period” means the period ending twenty-four (24) months following the first Change of Control to occur after the Effective Date.
(e) COBRA. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(f) COC Bonus Period End Date. “COC Bonus Period End Date” means the last day of the last bonus period completed on or prior to the Change of Control.
(g) Code. “Code” means the Internal Revenue Code of 1986, as amended.

(h) Disability.  “Disability”  means that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(i) Equity Awards.  “Equity Awards”  means Executive’s outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.

(j) Good Reason.  “Good Reason”  means Executive’s termination of employment within ninety (90) days following the expiration of any Cure Period (as defined below) following the occurrence of one or more of the following without Executive’s express consent:

(i) the assignment to Executive of any duties, authority or responsibilities, or the reduction of Executive’s duties, authority or responsibilities, either of which results in a material reduction of Executive’s duties, authority or  responsibilities relative to Executive’s duties, authority or responsibilities as in effect immediately prior to such reduction, provided that any determination as to whether a material reduction has occurred will relate to changes from, and as compared to, Executive’s duties, authority or responsibilities with the acquiring company immediately following the Change of Control, and, for the avoidance of doubt, Executive will not be entitled to claim Good Reason solely on account of his or her new position, duties, authority or responsibilities immediately following the Change of Control;

(ii) if a target bonus opportunity has been set for Executive for the bonus period then in effect, a material reduction in the aggregate of Executive’s (A) annualized base salary and (B) the annualized target Performance Bonus opportunity, in each case as in effect immediately prior to such reduction;

(iii) if no target bonus opportunity has been set for Executive for the bonus period then in effect, a material reduction in the aggregate of Executive’s (A) annualized base salary as in effect immediately prior to such reduction and (B) annualized Performance Bonus payment; provided, however, a reduction in Executive’s annualized Performance Bonus payment for a given year or bonus period will be deemed to have been materially reduced for purposes of this clause (iii) only if and to the extent it represents a material reduction of such Performance Bonus payment as a percentage of Executive’s annualized base salary as compared to the Performance Bonus payments as a percentage of annualized base salary paid (or payable) to similarly situated executives of the combined entity following the Change in Control (by way of example, if Executive’s base salary remains the same but Executive’s Performance Bonus payment is reduced by an amount representing 10% of Executive’s annualized base salary, and the Performance Bonus payments to similarly situated executives of the combined entity were also reduced by an amount representing 10% of such executives’ respective base salaries, Executive would not have grounds for a resignation for “Good Reason” under this clause (iii));

(iv) if a target bonus opportunity is established following a bonus period in which no target bonus opportunity had been set, Executive shall have Good Reason if the sum of Executive’s (A) then-current annualized base salary plus (B) new target bonus opportunity represents a material reduction as compared to the sum of Executive’s (1) annualized base salary as in effect immediately prior to setting such target bonus opportunity and (2) average Performance Bonus earned by Executive for the bonus periods ending during the twenty-four (24)-month period (or shorter period during which Executive held the Reference Position or a higher position in the Company) ending on the last day of the last bonus period ending on or prior to such establishment of the new target bonus opportunity, with such average determined on an annualized basis;

(v) a material change in the geographic location at which Executive must perform services (in other words, the relocation of Executive to a facility or a location more than thirty-five (35) miles from Executive’s then present location); or

(vi) any other action or inaction that constitutes a material breach of the terms of the Agreement.

Executive will not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the event that Executive believe constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than ninety (90) days (the “Cure Period”).

(k) Performance Bonus.  “Performance Bonus” means the cash incentive determined based on Company and/or individual performance over a specified period (which may, but is not required to be, semi-annual or annual), but excluding a pure profit sharing program, sign-on bonuses, transaction bonuses, or retention bonuses.

(l) Section 409A Limit.  “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(m) Termination Bonus Period End Date. “Termination Bonus Period End Date” means the last day of the last bonus period completed on or prior to the Executive’s termination of employment.
9. Successors.

(a) The Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors.  The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10. Notice.

(a) General.  Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when sent electronically or personally delivered when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability.  In the case of Executive, notices will be sent to the e-mail address or addressed to Executive at the home address, in either case which Executive most recently communicated to the Company in writing.  In the case of the Company, electronic notices will be sent to the e-mail address of the Chief Executive Officer and mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Chief Executive Officer.

(b) Notice of Termination.  Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement.  Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than ninety (90) days after the giving of such notice).

11. Resignation.  Upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned from all officer and/or director positions held at the Company and its affiliates voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents reasonably necessary to reflect Executive’s resignation.

12. Arbitration.

(a) The Company and Executive each agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration under the arbitration rules set forth in California Code of Civil Procedure Sections 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law.  Disputes that the Company and Executive agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and

Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims.  The Company and Executive further understand that this agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Procedure.  The Company and Executive agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”).  The Arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing.  The Arbitrator will have the power to award any remedies available under applicable law, and the Arbitrator will award attorneys’ fees and costs to the prevailing party, except as prohibited by law.   The Company will pay for any administrative or hearing fees charged by the Arbitrator or JAMS except that Executive will pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fees as Executive would have instead paid had he filed a complaint in a court of law.  The Arbitrator will administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure, and the Arbitrator will apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law.  To the extent that the JAMS Rules conflict with California law, California law will take precedence.  The decision of the Arbitrator will be in writing.  Any arbitration under this Agreement will be conducted in Santa Clara County, California.

(c) Remedy.  Except as provided by the Act and this Agreement, arbitration will be the sole, exclusive, and final remedy for any dispute between Executive and the Company.  Accordingly, except as provided for by the Act and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.

(d) Administrative Relief.  Executive understand that this Agreement does not prohibit him or her from pursuing any administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board.  This Agreement does, however, preclude Executive from pursuing court action regarding any such claim, except as permitted by law.

(e) Voluntary Nature of Agreement.  Each of the Company and Executive acknowledges and agrees that such party is executing this Agreement voluntarily and without any duress or undue influence by anyone.  Executive further acknowledges and agrees that he or she has carefully read this Agreement and has asked any questions needed for him or her to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that Executive is waiving his or her right to a jury trial.  Finally, Executive agrees that he or she has been provided an opportunity to seek the advice of an attorney of his or her choice before signing this Agreement.

13. Miscellaneous Provisions.

(a) No Duty to Mitigate.  Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Waiver.  No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(e) Choice of Law.  The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).  Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where Executive resides, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(f) Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.
(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANYLINEAR TECHNOLOGY CORPORATION

By:

Title:

Date:

EXECUTIVEBy:

Title:

Date:

[Signature page of the Change of Control Severance Agreement]

EXHIBIT A

AGREEMENT AND RELEASE OF ALL CLAIMS